August 29, 2000

Mr. Richard J. Cella
2 Abedim Way
Califon, NJ 07830

Dear Richard:

I am pleased to offer you the position of Chief Information Officer for Alpharma Inc. In this capacity you will be reporting directly to me, be a member of Alpharma's Operating Committee and elected an officer of the company. I look forward to having you on our team.

I would like to confirm the following compensation with the related fringe benefits as a beginning of what I am confident will be a fruitful relationship. As an employee of Alpharma you will:

*Receive an initial annual salary of $250,000. In accordance with our current practice, your base salary will be reviewed for possible adjustment at the end of each calendar year. Your first performance review for possible salary adjustment will be in December 2000 with any adjustment effective January l, 2001.

*Receive a taxable auto allowance of $15,000/year and be reimbursed for auto maintenance expenses of up to $2,000/year for vehicles up to five years old and up to $1,000/year for vehicles more than five years old. You will also be reimbursed for auto insurance (grossed-up), including a million-dollar umbrella policy.

*Be eligible to participate in the Company's Performance Incentive Plan beginning for the year 2000 on a pro rata basis. Under the current plan, at the Chief Information Officer and Operating Committee level, your incentive target is 50% of your annual base earnings. Any actual incentive payment is contingent upon both Company and your individual performance.

*Be granted 20,000 options to purchase shares of Alpharma, Inc. Class "A" stock effective on your first day of employment with Alpharma. In addition, you will be eligible to receive stock options under the normal terms of the Company's Stock Option Plan. (Currently options granted become exercisable at 25% of the total granted, one, two, three and four years from the date of the grant. Option expires seven (7) years after grant). Historically, options have been granted in March/April of each year based on the Company's performance and individual performance. You will first be eligible for additional options for grants expected to be issued in early 2001.

*Be entitled to four (4) weeks vacation per year. (Per Alpharma policy, your vacation will be earned on a pro rata basis each pay period.) You will also be given 12 holidays per calendar year (six of which are designated as floating holidays ).

*Be entitled to receive an annual $3,000 allowance (taxable) for tax and or financial planning and tax return preparation.

Additionally, you will be entitled to the Alpharma fringe benefit package, which includes the following:

* A Savings Plan to which the employee can save either on a pre and/or post tax basis and contribute up to 15% of base pay. The Company provides a service-weighted match on the first 6% of employee contributions. Based on length of service, the Company match begins at 40% and increases over time to 100%. Enrollment is subject to plan provisions.

*A Stock Purchase Plan in which employees can elect to contribute up to four (4) percent of salary for the purchase of Alpharma's stock, and the Company will match 50% of the employee's contribution. The Company's match is vested at the end of each quarter. Enrollment is subject to plan provisions.

* A Defined Benefit Pension Plan fully paid by the Company in which qualified employees vest 100% after 5 years employment.

*A group health and medical plan for which the employee pays $11.54 for single coverage or $27.69 for family coverage, for each two-week period. The Company pays for the remainder of the premium. You become eligible for this coverage on your date of hire.

*Life insurance for three times your annual salary with the premium paid by the Company.

* A disability program that pays sixty percent of your base salary integrated with social security until age seventy. The Company pays the premium.

*A tuition assistance program which pays for job related studies provided the course is passed with a "C" or better.

Because of the extremely important role you will have in the Company, if you resign for any reason, you will give 90 days notice. In the event that you are terminated without cause or within six (6) months after a change in control of the Company or a change in the Company's Chief Executive Officer, you will continue to receive your base salary, continue vesting on stock options granted and will continue to participate in the Alpharma group health plan (i.e. medical, dental) paying the same premium as an employee until earlier of:

a) the date that you begin a new job, or

b) twelve (12) months following the termination of your employment by Alpharma.

The salary continuation payments and health benefit participation are subject to you signing the Company's standard release from liability.

This offer is contingent upon obtaining satisfactory references and your signing our standard confidentiality agreement.

Richard, I truly believe that Alpharma is poised for an exciting and rewarding future. I am excited about you joining Alpharma and the role I believe you can play in the success of the Company.

I would appreciate a response to this offer by September 8 and hope that you can start as soon as possible thereafter.

Sincerely yours,

Ingrid Wiik

President and Chief Executive Officer

Agreed and accepted:

_________________________ _________________

Richard J. Cella Date